Exhibit (h)(3)(iii)

AMENDMENT TO OPERATING EXPENSES AGREEMENT

This Amendment, dated as of the 23rd day of April, 2007, made by and between Matthews International Funds (the “Trust”) and Matthews International Capital Management, LLC (“Matthews”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Operating Expenses Agreement, dated as of November 14, 2003, by and between the Trust and Matthews (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement, wherein Matthews agreed to provide certain services to the Trust; and

WHEREAS, the Parties wish to amend the Agreement to extend the term of the Expense Cap with respect to the Matthews Asian Pacific Equity Income Fund to October 31, 2009;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

Paragraph 5 of the Agreement is hereby amended in its entirety to read as follows:

5. Term. This Agreement shall become effective on the date specified herein and shall remain in effect until August 31, 2004, unless sooner terminated as provided in Paragraph 6 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust); provided, however, that the Expense Cap with respect to the Matthews Asia Pacific Equity Income Fund effective, August 11, 2006, shall remain in effect until October 31, 2009 unless earlier terminated in accordance with Paragraph 6 hereof, renewable thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for such Fund at least annually by the Board of Trustees of the Trust (and separately by the disinterested Trustees of the Trust).

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of one typewritten page, together with the updated Appendix A, to be signed by their duly authorized officers as of the day and year first above written.

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By	/s/ Mark W. Headley	By:	/s/ William J. Hackett
Name:	Mark W. Headley	Name:	William J. Hackett
Title:	President	Title:	President

APPENDIX A

(updated April 23, 2007)

Fund	Operating Expense Limit	Effective Date
• Matthews Asia Pacific Fund	1.90%	October 31, 2003

• Matthews Asia Pacific Equity Income Fund	1.50%	August 11, 2006

• Matthews Pacific Tiger Fund	1.90%	September 12, 1994

• Matthews Asian Growth and Income Fund	1.90%	September 12, 1994

• Matthews Asian Technology Fund	2.00%	December 27, 1999

• Matthews China Fund	2.00%	February 19, 1998

• Matthews India Fund	2.00%	August 12, 2005

• Matthews Japan Fund	2.00%	December 31, 1998

• Matthews Korea Fund	2.00%	April 3, 2002

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL CAPITAL MANAGEMENT, LLC

By:	/s/ Mark W. Headley	By:	/s/ William J. Hackett
Name:	Mark W. Headley	Name:	William J. Hackett
Title:	President	Title:	President

Date:	April 23, 2007	Date:	April 23, 2007